AGREEMENT CONCERNING DEVELOPMENT AND USE OF PRODUCTS USING LICENSED GAMES

1. ...es

... s Agreement is made by and between:

A) DigiDeal Corporation, a Nevada corporation, whose business address is 5207 E. Third Avenue, Spokane, WA 99212.

B) TableMAX North America, whose business address is 9300 Wilshire Blvd ~~1400W~~., Beverly Hills, CA 90212 (hereinafter referred to as "TABLEMAX"). 200

2. Background

2.1. DigiDeal has acquired and has developed improved technology directed to apparatuses and methods for playing live participant table games using automated electronic table game systems. DigiDeal has devoted substantial time, effort and money to that development. As a result of DigiDeal's activities it now owns certain technology, including patents, patent application rights, copyrights, trademarks, trade secrets, know-how and other proprietary information relating to such technology.

2.2. TableMAX is the worldwide exclusive licensee for electronic gaming for the Schedule A listed game, "World Series of Poker Texas Hold'em Bonus Poker (hereinafter Licensed Game), with full rights to sublicense the Licensed Game which DigiDeal wishes to use on one or more of its' Live Dealer Hosted game systems (hereinafter DigiDeal Game Systems) which it sells, distributes, or otherwise places for use. TableMAX is also the worldwide exclusive licensee of all patent, copyright, trademark and related rights necessary for the manufacture, sale, import, export, distribution and use of the multiplayer electronic video gaming system known as the TableMAX system (the "TableMAX System"). TableMAX was granted the rights as exclusive licensee for the Licensed Game in an agreement between Progressive Gaming International Corporation and TableMAX executed on March 09 and controls the rights concerning the game being sub-licensed hereunder. The name of the game and the nature of all rights of TableMAX in the Licensed Game are listed on Schedule A attached hereto. The rights sublicensed are assumed to include know-how, trademarks, copyrights, patents, trade secrets, and may include lesser or other rights as specified in Schedule A.

2.3. DigiDeal desires to sublicense certain rights in the Licensed Game controlled by TableMAX so that DigiDeal or subcontractors working for DigiDeal may develop the necessary software, promotional materials and various operational equipment and information concerning the Licensed Game for use with the DigiDeal Game Systems.

2.4. In consideration of the premises, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto have agreed to the terms and conditions provided in this Agreement.

3. ...nt of Rights TableMAX hereby grants a non-exclusive sublicense to DigiDeal to produce an electronic, live dealer hosted ...e player or table game version of the Licensed Game and to market, promote, sell, resell, distribute, produce, reproduce, make, use, import, export, produce derivative works, all performance rights and the rights needed to effect the intentions of Part 2 . The games developed by or for DigiDeal based upon the Licensed Game or Games shall be referred to as the Designated Product hereinafter. The rights granted hereunder to DigiDeal shall not include the right to sublicense the Licensed Game for any use other than in connection with the DigiDeal Game Systems.

4. Geographical Scope of this Agreement The rights granted hereunder shall be worldwide.

5. Transfer of Support Documentation

5.1. TableMAX agrees to transfer to DigiDeal at its chosen location or as otherwise agreed information as is needed by DigiDeal to develop and exercise the rights provided for in this Agreement to DigiDeal and to effectuate the purposes indicated herein. Such is referred to as Support Documentation and may include without limitation: paper documents, equipment and related documentation, drawings, books, setup information, maintenance information, table mounting layouts, software, hardware, source codes, and related materials needed by DigiDeal to effectuate the rights licensed to DigiDeal hereunder.

5.2. Support Documentation will be transferred no later than thirty (30) days after the effective date of this Agreement. Due to special considerations a different date may be specified as follows:

6. Development of Designated Product

6.1. Further significant engineering and development will be needed to obtain Designated Product. Any such work will be performed by or for DigiDeal to transform current information about the Licensed Game into a Designated Product which may be used in or with the DigiDeal Game Systems to provide live Designated Product which shall only be used on DigiDeal Systems.

6.2. TableMAX agrees to cooperate with DigiDeal in connection with development or further development of the Designated Product.

7. Development Costs

7.1. The development costs will initially be borne in the following percentages by the respective parties:

7.1.1. DigiDeal will pay 100% of initial development costs.

7.2. All development costs shall include the following incurred in developing the Licensed Game at issue under this Agreement to a commercially usable level, including: labor and associated tax and benefit costs for the work done to develop the Designated Pro...ct(s); fees and taxes charged and incurred in connection with any outside game contractor(s) used by DigiDeal; all costs of design ...gineering work; all costs of marketing work; legal services; accounting services; advertising costs; marketing costs; and all other co... which can be directly attributed to the development of the Designated Product(s).

WA

7.3. Development Costs also include production setup costs and costs for supporting documentation; for example, if the Designated Product is in the form of a data storage device such as a DVD or CD-ROM the costs for setting up for production is a development cost. An example would be if the Designated Product is distributed via the internet or other on-line communications; then the costs for setting up the software associated with planned sale via this medium would be development costs.

8. Revenue and Net Proceeds From Designated Products

8.1. Revenue shall be all funds received by DigiDeal from the rental, lease, sale, performance or other distribution or use for value of the Designated Product.

8.2. Net Proceeds shall be Revenue less allowed deductions.

8.3. Allowed deductions are sales commissions; leasing or rental commissions; manufacturing, shipping, delivery and setup costs directly associated with the Designated Product(s); apportioned space, placement, use or other such costs paid by DigiDeal to place game systems that use the Designated Product(s), for example space or participation costs charged by a venue having a system that uses the Designated Product(s); taxes incurred directly in connection with revenue from sales and allowed uses of Designated Product(s), for example sales or use taxes.

8.4. If sales are made on an installment basis, then the installment payments are treated similar to rental payments. Any payments made that are revenue are considered made when actually received by DigiDeal.

8.5. DigiDeal or its appointee shall offer systems which use the Designated Product(s) to casinos or other users who shall typically pay rentals and in some jurisdictions purchase the systems, or receive revenues based upon participation or formula.

9. Brand Rights Concerning World Series of Poker Texas Hold'em Bonus Poker

9.1. The rights to use the brand name and trademarks concerning World Series of Poker Texas Hold'em Bonus Poker with the Designated Product shall be the responsibility of DigiDeal and at no cost to TableMAX.

9.2. The costs associated with such rights are not used in calculating Net Proceeds or be considered Development Costs.

10. Payments to TableMAX **This agreement specifies two separate payment terms to TableMAX for units leased, rented or sold to Harrah's owned or operated properties and for non-Harrah's properties as follows:**

10.1 During the term of this Agreement and prior to recovery of all Development Costs, DigiDeal agrees to pay TableMAX $100.00 per unit per month from rental or leasing of systems to properties owned or operated by Harrah's Entertainment.

10.2. During the term of this Agreement and prior to recovery of all Development Costs, DigiDeal agrees to pay TableMAX $150.00 per unit per month from rental or leasing of systems excluding properties owned or operated by Harrah's Entertainment, the payment schedule for which is defined in the preceding paragraph 10.1.

10.3. TableMAX and DigiDeal prefer to place all games outside of the United States of America on the basis of rental or lease instead of sales. DigiDeal will not sell units in the United States of America. DigiDeal shall pay TableMAX a one-time payment of $1,250.00 in lieu of any further payments for all systems sold for which payment is actually received from the customer.

10.4. The regular accounting periods shall be calendar monthly. Reports and payments to TableMAX by DigiDeal shall be made no later than the tenth (10th) day of the month immediately following the accounting period for which the accounting report covers the transactions.

11. Currency and Money

11.1 All monetary amounts specified in this Agreement are in United States Dollars.

11.2 Amounts paid in currencies other than United States Dollars are computed on the basis of the amounts actually received when converted to United States Dollars when available to DigiDeal.

12. Accounting Audits TableMAX shall have the right to have an accounting firm employed by TableMAX inspect the records of DigiDeal with three (3) business days prior notice. The accounting firm shall be given access to records of DigiDeal pertinent to determining the compensation owed TableMAX under this Agreement.

13. Certifying and Licensing of Designated Products

13.1. DigiDeal or its appointee shall submit Designated Product developed hereunder to any applicable gaming commission or testing laboratory as needed to gain approval, licensing, or other certification as required or deemed desirable prior to placement of the Designated Products for rental or sale, if such is required. Such will be included in Development Costs.

13.2. TableMAX may be investigated in connection with the submitting and/or pursuing licensing or certification of the Designated Product.

13.3. If TableMAX is found to be an impediment to obtaining licensing or certification, then DigiDeal shall have the option to terminate this agreement with respect to all or part of the areas covered hereby.

14. Installation, Servicing and Maintenance of Designated Product Designated Product which has been placed for rent, lease or sold will be installed and maintained by DigiDeal or its appointee pursuant to agreements between DigiDeal and the third party customer.

15. Confidential Information Both parties agree to mark all materials which include confidential information relating to the Designated Product and that said materials shall be marked "Proprietary", "Confidential", "Secret", or with words of similar meaning. The parties agree that unless in the public domain, material transferred between them shall be treated as proprietary and held in confidence.

16. Registration of License If under the law of any jurisdiction within the Designated Territory, the execution or registration of any registered user or similar agreement in respect of any of the Patents or Designated Product is required or permitted in order for Di[illegible]l to obtain the full benefit of this Agreement, DigiDeal may, at its own cost and expense, register this Agreement or execute or r[illegible] the appropriate registered user or similar agreement in order that DigiDeal shall obtain such full benefits. If the registration of this Agreement is not required, but instead optional or of beneficial effect, then no registration shall occur without the written agreement of DigiDeal.

17. Improvements and Developments in Designated Product

17.1. Improvements by DigiDeal - Improvements, enhancements, new or derivative works, and additional inventions relating to the Designated Product by DigiDeal (hereinafter "DigiDeal Improvements") shall be owned solely by DigiDeal.

17.2 Improvements by TableMAX- Improvements, enhancements, new or derivative works relating to the Licensed Game by TableMAX or its employees (hereinafter "TableMAX Improvements") shall be disclosed to DigiDeal within one (1) month of discovery. Provided that DigiDeal is not in breach of the Agreement, all rights of any nature or type in any such improvements shall be sublicensed under this Agreement without further compensation being owed by DigiDeal.

18. Assignment and Ownership

18.1 Because of the nature of rights and obligations granted hereunder, TableMAX cannot assign any rights or obligations under this Agreement, unless TableMAX has received written authorization from DigiDeal, or unless such is to a successor in interest of TableMAX.

18.2. DigiDeal can assign all or part of the rights granted to DigiDeal under this Agreement provided that DigiDeal is not in breach of the Agreement and provided that the assignee assumes DigiDeal's obligations hereunder in full.

19. Warranties of DIGIDEAL

19.1. DigiDeal makes only the warranties expressly made below.

19.1.1. DigiDeal warrants that DigiDeal is not aware that the Designated Product will infringe rights of any third party.

19.1.2. DigiDeal makes no other warranties.

19.2. DigiDeal hereby disclaims all warranties not expressly made herein and further specifically disclaims as set forth below.

19.2.1. No warranty or representation is made that practice of the Designated Product by DigiDeal or its licensee or sublicensees as allowed under this Agreement will not infringe upon patent or trademark rights of a third party unknown to DigiDeal.

19.2.2. No warranty or representation is made that patent protection will necessarily be obtained on the Designated Product.

20 [illegible]rranties of TableMAX

2[illegible] [illegible]bleMAX makes the warranties expressly made below.

20.1.1. TableMAX warrants that to the best of its knowledge it owns or otherwise has legal authority over all rights licensed hereunder.

20.1.2. TableMAX warrants that any limitations of rights controlled by TableMAX owned by another party will be identified in Schedule A which shall also describe any rights licensed to others concerning all Licensed Games hereunder.

21. Notification of Infringement TableMAX agrees to notify DigiDeal, and vice-versa, the other within ten (10) days of becoming aware of any infringement of rights relevant to the Designated Product by third parties.

22. Claims From Third Parties The parties hereto recognize that various suits or claims may be made by third parties with respect to the Designated Product or with regard to various other aspects of each party's conduct of their respective businesses. Neither party agrees to accept any obligation, liability or responsibility to defend the other in connection with any such claims. Each party hereto will be responsible for their own business and will only have recourse against the other on the basis of any legal claim which may otherwise apply to the dealings between these parties, and no additional obligation, liability or responsibility to defend shall arise out of the specific language of this Agreement. The course of dealings between the parties as represented in this Agreement may affect any legal obligations, liabilities or responsibility to defend as any such duties may be found to otherwise apply under law. Both parties agree that neither party hereto is the proper subject of claim by third parties arising from actions performed by the other party hereto.

23. Indemnification

23.1. DigiDeal's Indemnification of TableMAX - DigiDeal shall indemnify and hold TableMAX harmless from and against all actions, claims, costs, damages, demands, judgments and liabilities (including, without limitation, attorneys' fees) (collectively "Claims") arising out of (i) any third parties (other than TableMAX's) allegation of wrongful acts or omissions of DigiDeal, but only if such acts or omissions are not allegedly wrongful as a result of TableMAX's acts or omissions, or (ii) the breach of any covenant, representation or warranty of DigiDeal contained in this Agreement. Without limiting the generality of the foregoing sentence, DigiDeal's indemnification obligations extend to Claims arising out of any allegation that the Designated Product infringes on a exclusive or proprietary rights, but not to Claims arising out of any allegations that the invention or any alleged third party exclusive or proprietary rights associated therewith infringe on such third party's exclusive or proprietary rights.

RD.

23.2. TableMAX's Indemnification of DigiDeal - TableMAX shall indemnify and hold DigiDeal and its directors, officers, shareholders, employees and representatives harmless from and against all Claims arising out of (i) any third party allegation of wr[illegible]l acts or omissions of TableMAX, but only if such acts or omissions are not allegedly wrongful as a result of DigiDeal's acts or o[illegible]ns, or (ii) the breach of any covenant, representation or warranty of TableMAX contained in this Agreement. Without limiting the generality of the foregoing sentence, TableMAX's indemnification obligations extend to Claims arising out of any allegation that the invention or any alleged proprietary rights associated therewith infringe on a third party's exclusive or proprietary rights.

23.3. Covenants Not To Compete - TableMAX recognizes that DigiDeal has created valuable technology which is related to the Designated Product, and hereby agrees not to compete by abstaining from the sale of any competitive product and by abstaining from the rendition of competitive services. TableMAX will so abstain for a period of five (5) years from any discontinuation of TableMAX's rights under this Agreement, and particularly from a date measured by the end of any claim or right by TableMAX to receive any payments hereunder. This applies whether termination is by action of either party. The covenant to not compete applies worldwide. DigiDeal acknowledges and agrees that for the purposes of this Agreement, the TableMAX system is not deemed a competitive product, and TableMAX shall not be in breach of this Section 23.3 by virtue of any activity whatsoever connected with the development, manufacture, sale, distribution or use of the TableMAX System, including any and all future modifications, developments or improvements to the TableMAX System.

<u>24. Termination</u> If either party fails to comply with the terms of this Agreement, and such failure or failures are significant and material breaches, then the other party may terminate this Agreement. Termination shall be effected by sending a certified letter, return receipt requested, containing a notice of default indicating the failure or breach of this Agreement upon which termination is to be based. The party in breach shall then have a three month period to rectify the failure or breach.

<u>25. Modification of Agreement</u> No modification of this Agreement shall be valid or binding unless the modification is executed in writing signed by all parties to this Agreement.

<u>26. No Waiver</u> No waiver by either party of a breach or a default hereunder shall be deemed a waiver by such party of a subsequent breach or default of a like or similar nature.

<u>27. Severability</u> In the event that any term or provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement and shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal, or unenforceable, had never been contained herein.

<u>28. [illegible]ce Majeure</u> If during the performance of obligations under this Agreement, either party is prevented from performance on the b[illegible] labor strike, natural disaster, riot, war, or other causal force which was not reasonably foreseeable or reasonably preventable, then failure by that party to meet its obligation to perform shall be excused until such time as the cause preventing performance is removed and the party can thereafter reasonably perform.

<u>29. Applicable Law</u> This Agreement shall be construed and governed in accordance with the laws of the State of Nevada, United States of America.

<u>30. Jurisdiction and Venue</u> The parties hereto agree that jurisdiction and venue shall be proper in Nevada, and as otherwise provided for under law.

<u>31. Notices</u> All notices required to be sent to either party shall be in writing and sent by registered or certified mail, postage prepaid, return receipt requested, or by telex or telegram, charges prepaid to the parties at the addresses given hereinabove, or such future addresses as the parties shall designate in writing. Notices can also be communicated by fax or email but are not considered effective unless the party being notified confirms receipt of the communication in writing or by a return communication indicating receipt of the notice previously sent, or if the sender's confirmation report indicates successful transmission to the other party, unless the receiving party can prove the communication was not received. Payments can be sent by first class mail.

<u>32. Relationship of the Parties</u> This Agreement does not create a partnership or joint venture between the parties and neither party shall have any power to obligate or bind the other in any manner whatsoever, except as specifically expressed in this Agreement.

<u>33. Attorney's Fees</u> If either of the parties to this Agreement institute arbitration or legal proceedings to enforce the terms of this Agreement, the parties agree that the unsuccessful party to such arbitration or legal proceedings shall pay the reasonable attorney's fees and legal costs of both parties, as the same may be approved by the arbitrator or court having jurisdiction over such proceedings.

<u>34. Integration, Entire Agreement</u> This instrument constitutes the entire agreement between the parties. Neither party shall be bound by any terms, conditions, understandings, warranties, statements or representations, oral or written, not contained in this Agreement. Both parties hereby acknowledge that the execution of this Agreement was not induced or motivated by any promise or representation made by any other party, other than the promises and representations expressly set forth in this Agreement. All previous negotiations, statements, and preliminary instruments by the parties or their representatives are merged into this Agreement, except as expressly provided herein.

<u>35. [illegible]unterpart Original Agreements</u> This Agreement shall be executed in multiple original counterparts with each party retaining [illegible]py thereof.

<u>36. Effective Date of Agreement and Term of Agreement</u>

36.1. The effective date of this Agreement is the date as of which this Agreement has been executed by all parties hereto.

36.2. This Agreement shall terminate when terminated by either party as provided in this Agreement. If neither party terminates this Agreement, as provided herein, appropriate provisions of this Agreement shall be applied until all of the applicable patents of DigiDeal ex[illegible] een adjudged invalid, or found permanently unenforceable.

3[illegible] me of the provisions of this Agreement shall survive termination, including parts: 15, 16, 17, 20, 21, 23, 24, 25, 31, and 33-39

37. Arbitration

37.1 Any controversy or claim arising out of or relating to this Agreement or the breach of any representation, warranty, covenant or agreement contained herein, shall be decided by arbitration in accordance with the Commercial Arbitration Rules ("C.A.R.") of the American Arbitration Association ("A.A.A.") then obtaining, unless the parties otherwise mutually agree in writing. The dispute shall be decided by a panel of three arbitrators (each an "Arbitrator" and collectively, the "Arbitrators") one arbitrator chosen by each party, and the third by the two selected arbitrators in accordance with C.A.R. and A.A.A. The decision and the award of damages rendered by a majority of the Arbitrators shall be final and binding and judgment may be entered upon it in any court having jurisdiction thereof.

37.2 The arbitration shall be held as promptly as practicable after actual receipt of notice that the other party has filed a notice for arbitration with the A.A.A. (the "Notice") on such a date, and at such a place and time convenient to the parties and to the Arbitrators, except that if the parties cannot agree, the Arbitrators shall decide such date, place and time. The Arbitrators shall make their decision promptly and any award of damages shall be made, unless otherwise mutually agreed by the parties in writing, no later than fifteen (15) days from the date of closing of the hearings or if oral hearings have been waived, from the date of transmitting the final statements and proofs to the Arbitrators.

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38. Execution by DIGIDEAL Corporation

Date: April 30, 2007.

By: [signature]

Name: MICHAEL J. KUHN

Position: PRESIDENT AND CEO

State of WASHINGTON)
) ss
County of SPOKANE)

I certify that I know or have satisfactory evidence that MICHAEL J. KUHN signed this instrument, and upon oath such person acknowledged he was authorized if signing in the capacity for a legally organized party or in his own capacity as an individual, and further acknowledged this instrument to be the free and voluntary act of such party for the uses and purposes mentioned in this instrument.

Dated: 05/01/07

[signature]

Notary Public for the State or Nation of: WA

Residing at: 4315 E. 14th

SPOKANE, WA 99212

My appointment expires: 01/15/11

DAVID A KRISE NOTARY PUBLIC COMMISSION EXPIRES JAN. 15, 2011 STATE OF WASHINGTON

[SEAL]

39. Execution by TABLEMAX

Date: Apr. 24 '07

By: [signature]

Name: Ronald Altbach

Position (if in a representative capacity): manager

State of CALIFORNIA)
) ss
County of Los Angeles)

I certify that I know or have satisfactory evidence that Ronald Altbach signed this instrument, and upon oath such person acknowledged he was authorized if signing in the capacity for a legally organized party or in his own capacity as an individual, and further acknowledged this instrument to be the free and voluntary act of such party for the uses and purposes mentioned in this instrument.

Dated: April 24 2007

Mica Young

Notary Public for the State or Nation of: California

Residing at: 264 S. LA CIENEGA BLVD 602

Beverly Hills, CA 90211

My appointment expires: March 25 2009

MICA YOUNG
COMM. #1564066
NOTARY PUBLIC - CALIFORNIA
LOS ANGELES COUNTY
My Comm. Expires Mar. 25, 2009

[SEAL]

SCHEDULE A

Games Being Licensed

This agreement covers the non-exclusive rights of TABLEMAX World Series of Poker Texas Hold'em Bonus Poker.